AMENDMENT TO FUND PARTICIPATION AGREEMENT

This amendment (the "Amendment") is made and entered into as of January 6, 2003 by and among Neuberger Berman Advisers Management Trust ("Trust"), Neuberger Berman Management Inc. ("NBMI"), and Principal Life Insurance Company ("Life Company") ( Trust, NBMI, and Life Company collectively, the "Parties") in order to modify that certain Fund Participation Agreement entered into by the Parties as of May 1, 2002 (the "Agreelnent7').

The Parties agree to amend the Agreement as follows:

1.	Appendix B of this Agreement is hereby amended to include the new Principal Variable
Universal Life Accurnulator I1 product.

2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

Acknowledged and agreed by:

NEUBERGER BERMAN	NEUBERGER BERMAN	PRINCIPAL LIFE
ADVISERS	MANAGEMENT INC.	INSURANCE COMPANY

. Title:

		-		4063-6,-o b- AmD
Contract	NEd		&b3"	QSGF- -,+

APPENDIX B

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company Separate Account B (1) The Principal Variable Annuity	Principal Life Insurance Company Variable Life Se~arateAccount (1) PrinFlex Life Variable Life Insurance

(2) Principal Freedom Variable Annuity

(2) Survivorship Variable Universal Life Insurance

(3) Flexible Variable Life Insurance

(4) Principal Variable Universal Life Accumulator

(5)Executive Variable Universal Life Accumulator

(6) Benefit Variable Universal Life Accumulator

(7) Principal Variable Universal Life Accumulator 11